Exhibit 99.1

Venus Acquisition Corporation Announces Closing of $46 Million Initial Public Offering

New York, New York, February 11, 2021 -- Venus Acquisition Corporation, a Cayman Islands company (the “Company”) announced today that it closed its initial public offering of 4,600,000 units at a price of $10.00 per unit, resulting in gross proceeds of $46,000,000. The units began trading on The Nasdaq Capital Market and trade under the ticker symbol “VENAU” . Each unit consists of one ordinary share of the Company, one right entitling the holder to receive one-tenth (1/10) of one ordinary share, and one warrant, each warrant exercisable for one-half of one ordinary share of the Company at a price of $11.50 per whole share. Once the securities comprising the units begin separate trading, the ordinary shares, rights and warrants are expected to be listed on The Nasdaq Capital Market under the symbols “VENA”, “VENAR” and “VENAW,” respectively. The gross proceeds reflect the exercise of the over-allotment option in full by the underwriters for an additional 600,000 units.

Simultaneously with the closing on the initial public offering, the Company’s sponsor, Yolanda Management Corporation, purchased an aggregate of 225,000 units at a price of $10.00 per unit for an aggregate purchase price of $2,250,000. Each private placement unit consists of one ordinary share, one right to receive one-tenth (1/10) of an ordinary share upon the consummation of a business combination and one private placement warrant exercisable to purchase one-half of one ordinary share at a price of $11.50 per whole share.

Ladenburg Thalmann & Co. Inc. acted as book-running manager and Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as joint bookrunner for the offering.

Becker & Poliakoff LLP acted as counsel to the Company and Kramer Levin Naftalis & Frankel LLP acted as counsel to the underwriters.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained by contacting Ladenburg Thalmann & Co. Inc., Attn: Syndicate Department, 277 Park Ave., 26th Floor, New York, NY 10172, telephone number: 1-800-573-2541, e-mail: prospectus@ladenburg.com.

A registration statement relating to the securities became effective by order the Securities and Exchange Commission on February 11, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Venus Acquisition Corporation

The Company is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any industry or sector, the Company intends to focus on businesses that have a connection to the Asian market.

Contact

Yanming Liu

Chief Executive Officer

1-646-393-6713 ceo@venusacq.com

Source: VENUS ACQUISITION CORP